EXHIBIT 99.3

                      HALLMARK FINANCIAL SERVICES, INC.


                      50,000,000 Shares of Common Stock
          Offered Pursuant to Rights Distributed to Security Holders

                                                          _____________, 2005

 Dear Security Holders:

      This notice is being distributed by Hallmark Financial Services, Inc. (the "Company") to all holders of record of shares of its common stock, par value $0.03 per share (the "Common Stock"), at the close of business on April 20, 2005 (the "Record Date"), in connection with a distribution in a rights offering (the "Rights Offering") of non-transferable subscription rights (the "Rights") to subscribe for and purchase shares of its Common Stock. The Rights are described in the Company's Prospectus dated ________, 2005 (the "Prospectus").

      In the Rights Offering, the Company is offering an aggregate of 50,000,000 shares of Common Stock (the "Underlying Shares"), as described in the Prospectus.

      The Rights will expire, if not exercised, at 5:00 p.m., Dallas, Texas time, on ________, 2005, unless extended in the sole discretion of the Company (as it may be extended, the "Expiration Date").

      As described in the Prospectus, you will receive one Right for each share of Common Stock owned of record at the close of business on the Record Date. Each Right allows you to subscribe for 1.37 shares of Common Stock (the "Basic Subscription Privilege") at the cash price of $0.90 per share (the "Subscription Price").

      In addition, each holder of Rights who exercises their Basic Subscription Privilege in full will be eligible to subscribe (the "Over-
 Subscription Privilege") at the Subscription Price for shares of Common Stock that are not otherwise purchased pursuant to the exercise of Rights by other holders of Rights under the Basic Subscription Privilege (the "Excess Shares"), subject to availability and proration as described below. Shares of Common Stock will be available for purchase pursuant to the Over-Subscription Privilege only to the extent that any Underlying Shares are not subscribed for pursuant to the Basic Subscription Privilege. If there are not enough Excess Shares to satisfy all subscriptions made under the Over-Subscription Privilege, the Company will allocate the remaining Excess Shares pro-rata (subject to the elimination of fractional shares) among those Rights holders who exercised their Over-Subscription Privileges, in proportion to the number of Underlying Shares each beneficial holder exercising the Over-Subscription Privilege has purchased pursuant to the Basic Subscription Privilege; provided, however, that if such pro-rata allocation results in any Rights holder being allocated a greater number of Excess Shares than such holder subscribed for pursuant to the exercise of such holder's Over-Subscription Privilege, then such holder will be allocated only such number of Excess Shares as such holder subscribed for and the remaining Excess Shares will be allocated among all other holders exercising the Over-Subscription Privilege on the same pro-rata basis outlined above. Such proration will be repeated until all Excess Shares have been allocated to the full extent of the Over-Subscription Privilege. See "The Offering/Subscription Rights/Over-Subscription Privilege" in the Prospectus.

      The Rights are evidenced by non-transferable Rights certificates (the "Rights Certificates") and will cease to have any value at the close of business on the Expiration Date.

      Enclosed are copies of the following documents:

 1.   Prospectus;

 2.   Rights Certificate;

 3.   Instructions as to Use of Rights Certificates;

 4.   Notice of Guaranteed Delivery for Rights Certificates;

 5. Substitute Form W-9 (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9); and

 6. A return envelope addressed to Securities Transfer Corporation, the Subscription Agent.

      Your prompt action is requested. To exercise Rights, you should properly complete and sign the Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures) and forward it, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., Dallas, Texas time, on the Expiration Date. FAILURE TO RETURN THE PROPERLY COMPLETED RIGHTS CERTIFICATE WITH THE CORRECT PAYMENT WILL RESULT IN YOUR NOT BEING ABLE TO EXERCISE YOUR RIGHTS. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

      Additional  copies  of  the   enclosed  materials  and  assistance   or
 information may be obtained from the Subscription Agent. The Subscription Agent's telephone number is (469) 633-0101.

                               Very truly yours,


                               HALLMARK FINANCIAL SERVICES, INC.